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                         STOCK AND ASSET SALE AGREEMENT



                                  by and among



                                  WARNACO INC.,

                              WARNER'S (U.K.) LTD.,

                                WARNACO (HK) LTD.

                                       and

                           LUEN THAI OVERSEAS LIMITED







                          Dated as of December 21, 2001

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


                                TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----
ARTICLE I DEFINITIONS..............................................................................2
         Section 1.1 Definitions...................................................................2
         Section 1.2 Interpretation................................................................6
ARTICLE II PURCHASE AND SALE OF STOCK AND ASSETS...................................................7
         Section 2.1 Sale and Transfer of the Shares...............................................7
         Section 2.2 Sale and Transfer of the Assets...............................................7
         Section 2.3 Retained Assets...............................................................9
         Section 2.4 Assumed Liabilities...........................................................9
         Section 2.5 Retained Liabilities..........................................................9
         Section 2.6 Purchase Price...............................................................10
         Section 2.7 Good Faith Deposit...........................................................10
         Section 2.8 Allocation of Cash Purchase Price for Tax Purposes...........................10
ARTICLE III THE CLOSING...........................................................................11
         Section 3.1 The Closing..................................................................11
         Section 3.2 Deliveries by the Sellers....................................................11
         Section 3.3 Deliveries by the Purchaser..................................................12
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS..........................................13
         Section 4.1 Organization.................................................................13
         Section 4.2 Capitalization of Transferred Subs...........................................13
         Section 4.3 Authority Relative to this Agreement.........................................13
         Section 4.4 Consents and Approvals.......................................................14
         Section 4.5 No Violations................................................................14
         Section 4.6 Books and Records............................................................15
         Section 4.7 Title to Property............................................................15
         Section 4.8 Property Leases..............................................................15
         Section 4.9 Brokers......................................................................15
         Section 4.10 Ability to Conduct Business.................................................15
         Section 4.11 No Other Representations or Warranties......................................15
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.........................................16
         Section 5.1 Organization.................................................................16
         Section 5.2 Authority Relative to this Agreement.........................................16
         Section 5.3 Consents and Approvals.......................................................17
         Section 5.4 No Violations................................................................17
         Section 5.5 Brokers......................................................................17
         Section 5.6 Financing....................................................................17
ARTICLE VI COVENANTS..............................................................................17
         Section 6.1 Interim Operations of the Business...........................................17
         Section 6.2 Access; Confidentiality......................................................19
         Section 6.3 Bankruptcy Actions...........................................................19
         Section 6.4 Reasonable Best Efforts......................................................20
         Section 6.5 Employee Matters.............................................................20
         Section 6.6 No Implied Representations or Warranties; Due Diligence......................25
         Section 6.7 Books and Records............................................................25
         Section 6.8 Publicity....................................................................26
         Section 6.9 Tax Matters..................................................................26

         Section 6.10 Disclosure Supplements......................................................26
         Section 6.11 Bulk Sale...................................................................27
         Section 6.12 Warnaco Trademarks, Logos and Names.........................................27
         Section 6.13 Insurance...................................................................27
         Section 6.14 Letters of Credit...........................................................27
         Section 6.15 Cash Balances in Transferred Subs...........................................28
         Section 6.16 Further Assurances..........................................................28
ARTICLE VII CONDITIONS PRECEDENT..................................................................28
         Section 7.1 Conditions Precedent to Obligation of the Sellers and the Purchaser..........28
         Section 7.2 Conditions Precedent to Obligation of the Sellers............................29
         Section 7.3 Conditions Precedent to Obligation of the Purchaser..........................29
ARTICLE VIII TERMINATION..........................................................................30
         Section 8.1 Termination..................................................................30
         Section 8.2 Termination for Alternative Transaction......................................30
         Section 8.3 Effect of Termination and Abandonment........................................30
         Section 8.4 Extension; Waiver............................................................31
ARTICLE IX GENERAL PROVISIONS.....................................................................31
         Section 9.1 Survival of Representations, Warranties and Agreements.......................31
         Section 9.2 Notices......................................................................31
         Section 9.3 Descriptive Headings.........................................................33
         Section 9.4 Entire Agreement; Assignment.................................................33
         Section 9.5 Governing Law; Jurisdiction..................................................33
         Section 9.6 Expenses.....................................................................33
         Section 9.7 Amendment and Modification...................................................33
         Section 9.8 Counterparts.................................................................33
         Section 9.9 Severability; Validity; Parties in Interest..................................33

TABLE OF SCHEDULES
------------------

Schedule A                          Transferred Subs
Schedule 2.2(a)                     Accounts Receivable
Schedule 2.2(b)(i)                  Customer Contracts
Schedule 2.2(b)(iii)                Other Contracts
Schedule 2.2(d)                     Tangible Personal Property
Schedule 2.2(e)                     Intellectual Property
Schedule 2.2(g)                     Property Leases
Schedule 2.2(i)                     Prepaid Items or Deposits
Schedule 2.2(k)                     Other Acquired Assets
Schedule 2.6(a)                     GECC Assets
Schedule 2.6(b)                     Transferred Subs Bank Accounts
Schedule 4.4                        Consents and Approvals
Schedule 6.5                        Offered Employees
Schedule 7.1(b)                     Permits, Authorizations and Approvals



TABLE OF EXHIBITS
-----------------

Exhibit A                           Form of Letter of Credit
Exhibit B                           Form of Bill of Sale
Exhibit C                           Form of Undertaking and Instrument of
                                     Assumption
Exhibit D                           Form of Transition Services Agreement
Exhibit E                           Form of Manufacturing Agreement
Exhibit F                           License Agreement
Exhibit G                           Form of Bidding Procedures Order
Exhibit H                           Acknowledgment and Waiver

                         STOCK AND ASSET SALE AGREEMENT

         STOCK AND ASSET SALE AGREEMENT, dated as of December 21, 2001 (the "Agreement"), by and among Warnaco Inc., a Delaware corporation ("Warnaco Inc."), Warner's (U.K.) Ltd., a corporation organized and existing under the laws of the United Kingdom ("Warner's U.K.") and Warnaco (HK) Ltd., a corporation organized and existing under the laws of Barbados ("Warnaco HK" or the "Stock and Asset Seller") (together, Warnaco Inc., Warner's U.K. and Warnaco HK are referred to as the "Sellers"), and Luen Thai Overseas Limited, a corporation organized and existing under the laws of Bahamas (the "Purchaser"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article I.

         WHEREAS, The Warnaco Group, Inc. ("Warnaco"), the parent company of the Sellers, along with certain of its Affiliates, sought relief under Chapter 11 of title 11 of the United States Code, 11 U.S.C. 'SS''SS' 101-1330, as amended (the "Bankruptcy Code"), in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") (the "Bankruptcy Case");

         WHEREAS, the Purchaser desires to purchase and acquire, and the Stock and Asset Seller desires to sell and transfer, or cause to be sold and transferred, to the Purchaser all of the equity interests directly or indirectly owned by the Stock and Asset Seller (the "Shares") in the subsidiaries of the Stock and Asset Seller set forth on Schedule A (each a "Transferred Sub" and collectively, the "Transferred Subs") in the manner and subject to the terms and conditions set forth herein and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code;

         WHEREAS, the Purchaser desires to purchase and acquire, and the Sellers desire to sell, convey, assign and transfer, or cause to be sold, conveyed, assigned and transferred, to the Purchaser, the Acquired Assets (as hereinafter defined) and the Purchaser is willing to assume, and the Sellers desire to assign and delegate to the Purchaser, the Assumed Liabilities (as hereinafter defined), all in the manner and subject to the terms and conditions set forth herein and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code (together with the sale of the Shares, the "Acquisition"); and

         WHEREAS, the Transferred Subs, the Acquired Assets and the Assumed Liabilities constitute a business of designing, manufacturing and merchandising women's intimate apparel and sleepwear and other apparel (the "Business").

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

         "Acquired Assets" has the meaning set forth in Section 2.2.

         "Acquisition" has the meaning set forth in the Recitals.

         "Adjustment Date" has the meaning set forth in Section 6.14(c).

         "Affiliate" has the meaning set forth in Rule 12b-2 of the Securities Exchange Act.

         "Agreement" has the meaning set forth in the Preamble.

         "Allocation" has the meaning set forth in Section 2.8.

         "Ancillary Agreements" means collectively the Undertaking and Instrument of Assumption, the Bill of Sale, the Manufacturing Agreement, and the License Agreement.

         "Applicable Law" shall mean any law, regulation, rule, order, judgment, decree, constitution, statute, code, ordinance, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, consent orders and decrees, policies, guidelines or any interpretations of any of the foregoing, including general principals of civil law and equity, issued by any Governmental Entity having or exercising jurisdiction or otherwise affecting, to which the Business, the Acquired Assets, the Sellers, the Purchaser or any of the Transferred Subs is subject.

         "Assumed Liabilities" has the meaning set forth in Section 2.4.

         "Bankruptcy Case" has the meaning set forth in the Recitals.

         "Bankruptcy Code" has the meaning set forth in the Recitals.

         "Bankruptcy Court" has the meaning set forth in the Recitals.

         "Bidding Procedures" has the meaning set forth in Section 6.3(a)(i).

         "Bidding Procedures Order" has the meaning set forth in Section 6.3(a)(i).

         "Bill of Sale" has the meaning set forth in Section 3.2(c).

         "Business" has the meaning set forth in the Recitals.

         "Cash Purchase Price" has the meaning set forth in Section 2.6(a).

         "Closing" has the meaning set forth in Section 3.1.

         "Closing Date" has the meaning set forth in Section 3.1.

         "COBRA" means IRC Section 4980B and the rules and regulations promulgated thereunder.

         "Confidentiality Agreement" shall mean the letter agreement dated October 5, 2001 between the Purchaser and Warnaco.

         "Customer Contracts" has the meaning set forth in Section 2.2(b)(i).

         "Employment Offer" has the meaning set forth in Section 6.5(a).

         "Environmental Laws" means federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

         "Final Order" shall mean an order or judgment of the Bankruptcy Court or other court of competent jurisdiction, in form and substance reasonably satisfactory to the Sellers and the Purchaser, approving this Agreement and the Ancillary Agreements, and authorizing, pursuant to all applicable sections of the Bankruptcy Code, all of the transactions and agreements contemplated hereby, which order shall not have been stayed, vacated or otherwise rendered ineffective.

         "GJM LCs" has the meaning set forth in Section 6.14(a).

         "Governmental Entity" means any federal, state, provincial, local, county or municipal government, governmental, judicial, regulatory or administrative agency, commission, board, tribunal, bureau or other authority or instrumentality, domestic or foreign.

         "HK Employee Acknowledgment" has the meaning set forth in Section
6.5(b).

         "HK Offered Employees" has the meaning set forth in Section 6.5(b).

         "HK Transferred Employee" has the meaning set forth in Section 6.5(b).

         "HKSAR" has the meaning set forth in Section 6.5(b).

         "Intellectual Property" has the meaning set forth in Section 2.2(e).

         "Inventory" has the meaning set forth in Section 2.2(c).

         "IRC" means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Letter of Credit" has the meaning set forth in Section 2.7.

         "Manufacturing Agreement" has the meaning set forth in Section 3.2(h).

         "Material Adverse Effect" means any change, event or occurrence in respect of the operation of the Business, the Transferred Subs, the Acquired Assets or the Assumed Liabilities that in the aggregate results in or has a material adverse effect on the business, financial condition or operations of the Business taken as a whole; provided, however, that, any change, event or occurrence that (i) is generally applicable to (A) the industries or markets in which the Business operates or (B) the United States or global economies or (ii) relates to foreign currency exchange rate fluctuations, shall in each case be excluded from the determination of Material Adverse Effect; and provided, further, that any event, condition or matter resulting from the Bankruptcy Case, the execution of this Agreement, the announcement of this Agreement, or the consummation of the transactions contemplated by this Agreement shall also be excluded from the determination of Material Adverse Effect (other than for purposes of Section 4.5).

         "Offered Employees" has the meaning set forth in Section 6.5(a).

         "PBGC" means the Pension Benefit Guaranty Corporation or a successor entity.

         "Permitted Exceptions" means: (i) real property taxes not yet due and payable; (ii) any public roads and road right-of-ways, public streets and all easements, all whether by reservation, dedication or grant of record; (iii) zoning and building ordinances, and rules and regulations of any governmental unit now or hereafter in effect and (iv) easements, reservations, restrictions and other matters of record affecting all or a part of the premises.

         "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

         "Plans" means each deferred compensation and incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other material "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA, whether or not subject to ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA); each material employment, termination, change of control or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, that is sponsored, maintained or contributed to or required to be contributed to by any of the Sellers or the Purchaser, as the case may be, or by any trade or business, whether or not incorporated (an

"ERISA Affiliate"), that together with the Sellers or the Purchaser, as the case may be, would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which any of the Sellers or the Purchaser or an ERISA Affiliate of any such entity, as the case may be, is party, whether written or oral, for the benefit of any employee or former employee of the Sellers or the Purchaser, as the case may be.

         "Property Leases" has the meaning set forth in Section 2.2(g).

         "Purchaser" has the meaning set forth in the Preamble.

         "Purchaser LC" has the meaning set forth in Section 6.14(a).

         "Purchaser Savings Plan" has the meaning set forth in Section
6.5(g)(i).

         "Retained Assets" has the meaning set forth in Section 2.3.

         "Sale Order" shall mean an order of the Bankruptcy Court approving the Agreement and consummation of the Acquisition, under Sections 105, 363 and 365 of the Bankruptcy Code.

         "Sellers" has the meaning set forth in the Preamble.

         "Shares" has the meaning set forth in the Recitals.

         "Stock and Asset Seller" has the meaning set forth in the Preamble.

         "Tangible Personal Property" has the meaning set forth in Section
2.2(d).

         "Tax" or "Taxes" shall mean any and all taxes, fees, levies, compulsory pension contributions or other assessments, including, without limitation, federal, state, local, or foreign income, corporate gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, value added, license, net worth, payroll, franchise, severance, stamp, transfer, registration, premium, windfall, profits, environmental, customs duties, capital stock, capital duty profits, unemployment, disability, alternative or add-on minimum, estimated or any similar taxes imposed by any Taxing Authority together with any interest, penalties or additions to tax and additional amounts imposed with respect thereto, (including any fee or assessment or other charge in the nature of or in lieu of any tax) in each case, whether or not disputed and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

         "Taxing Authority" shall mean any Governmental Entity responsible for the imposition or collection of any Taxes.

         "Tax Return" shall mean any return (including information and estimated returns), report, statement, declaration or other document (including any related or supporting information) filed or required to be filed with any United States federal, state, local or foreign Governmental Entity in connection with any determination, assessment or collection of any Tax or other administration of any laws, regulations or administrative requirements relating to taxes, including any amendments thereto.

         "Termination Date" has the meaning set forth in Section 8.1(c).

         "Third Party" shall mean any Person other than the Sellers, the Purchaser or any of their respective Affiliates.

         "Trademarks" shall mean registered and unregistered trademarks, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

         "Transfer Amount" has the meaning set forth in Section 6.5(f)(i).

         "Transfer Taxes" has the meaning set forth in Section 6.9(a).

         "Transferred Employees" has the meaning set forth in Section 6.5(a).

         "Transferred Sub" has the meaning set forth in the Recitals.

         "Transition Services Agreement" has the meaning set forth in Section 3.2(g).

         "Undertaking and Instrument of Assumption" has the meaning set forth in
Section 3.2(d).

         "WARN Act" means the Workers Adjustment and Retraining Notification Act of 1988, as amended.

         "Warnaco" has the meaning set forth in the Recitals.

         "Warnaco Pension Employees" has the meaning set forth in Section 6.5(f)(i).

         "Warnaco Pension Plan" has the meaning set forth in Section 6.5(f)(i).

         "Warnaco HK" has the meaning set forth in the Preamble.

         "Warnaco Inc." has the meaning set forth in the Preamble.

         "Warner's U.K." has the meaning set forth in the Preamble.

         Section 1.2 Interpretation.

                  (a) When a reference is made in this Agreement to a section, article, paragraph, exhibit or schedule, such reference shall be to a section, article, paragraph, exhibit or schedule of this Agreement unless clearly indicated to the contrary.

                  (b) Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  (c) The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                  (e) A reference to any party to this Agreement or any other agreement or document shall include such party's predecessors, successors and permitted assigns.

                  (f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

                  (g) References to $ are to United States Dollars.

                  (h) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                                   ARTICLE II

                      PURCHASE AND SALE OF STOCK AND ASSETS

         Section 2.1 Sale and Transfer of the Shares. On the terms and subject to the conditions set forth in this Agreement and subject to approval of the Bankruptcy Court pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, at the Closing, the Stock and Asset Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, and the Purchaser shall purchase and accept from the Stock and Asset Seller, all right, title and interest of the Stock and Asset Seller in and to the Shares.

         Section 2.2 Sale and Transfer of the Assets. On the terms and subject to the conditions set forth in this Agreement and subject to approval of the Bankruptcy Court pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, and the Purchaser shall purchase and accept from the Sellers, all right, title and interest of the Sellers in and to all rights, properties and assets of the Sellers that are listed or described below, wherever located, whether tangible or intangible, as the same shall exist on the Closing Date (collectively, the "Acquired Assets"):

                  (a) all accounts receivable arising out of the operation of the Business existing on the date hereof that are listed or described on
Schedule 2.2(a) or arising in the ordinary course under the Customer Contracts after the date hereof;

                  (b) all rights and incidents of interest of the Sellers to:

                           (i) all agreements, contracts and arrangements between the Sellers and a Third Party customer exclusively relating to the Business that are listed or described on Schedule 2.2(b)(i) or that exclusively relate to the Business and arise in the ordinary course after the date hereof (the "Customer Contracts");

                           (ii) all agreements, contracts and arrangements between the Sellers and the Transferred Employees regarding employment, confidentiality, assignment of invention, non-competition, severance and other employment-related matters; and

                           (iii) the agreements, contracts and arrangements that are listed or described on Schedule 2.2(b)(iii);

                  (c) all inventory, supplies, finished goods, works in process, goods-in-transit, packaging materials and other consumables of the Sellers exclusively relating to the Business (the "Inventory"), including Inventory (i) in transit from suppliers of the Business or (ii) held by suppliers of the Business;

                  (d) all equipment, computers, furniture, furnishings, fixtures, office supplies, vehicles and all other fixed assets currently leased by, owned by, or on order to be delivered to, the Sellers that are used exclusively in the operation of the Business that are listed or described on
Schedule 2.2(d) or that exclusively relate to the Business and are acquired in the ordinary course after the date hereof (collectively, the "Tangible Personal Property");

                  (e) all U.S. and other patents, patent applications, patent licenses, Sellers' proprietary software together with applicable source codes, software licenses and know-how licenses, Trademarks, copyright registrations and applications, internet addresses and other internet related assets used exclusively in the operation of the Business that are listed or described on
Schedule 2.2(e) (the "Intellectual Property");

                  (f) all rights as of the Closing under all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with all other Acquired Assets;

                  (g) the real property leases used primarily in the operation of the Business that are listed or described on Schedule 2.2(g) (the "Property Leases");

                  (h) to the extent transferrable, all material licenses, permits, authorizations and approvals issued to the Sellers by any Governmental Entity exclusively relating to the operation of the Business;

                  (i) all prepaid items or deposits existing on the date hereof that are listed or described on Schedule 2.2(i) or that relate exclusively to the Business arising in the ordinary course after the date hereof;

                  (j) all books and records of the Sellers exclusively relating to the operation of the Business; and

                  (k) all the rights, properties or assets that are listed or described on Schedule 2.2(k).

         Section 2.3 Retained Assets. The Acquired Assets shall include only those assets identified in Section 2.2, it being the intention of the parties that all other rights, properties and assets of the Sellers are to be retained by the Sellers and not sold or assigned to the Purchaser (collectively, the "Retained Assets").

         Section 2.4 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall assume from the Sellers and thereafter pay, perform or otherwise discharge in accordance with their terms, and shall hold the Sellers harmless from, all of the liabilities and obligations of the Sellers with respect to, arising out of or relating to the following (collectively, the "Assumed Liabilities"):

                  (a) the ownership, possession or use of the Acquired Assets and the operation of the Business (of any nature or kind, and whether based in common law or statute or arising under written contract or otherwise, known or unknown, fixed or contingent, accrued or unaccrued, liquidated or unliquidated, real or potential) on and after the Closing Date, including, without limitation, all of the obligations and liabilities (including all cure and reinstatement costs or expenses) arising under the agreements, contracts and arrangements included in the Acquired Assets; and

                  (b) Environmental Laws or Taxes relating to the real property subject to the Property Leases to the extent of all claims therefor brought arising on or after the Closing.

         Section 2.5 Retained Liabilities. The Purchaser shall not assume or agree to pay, perform or otherwise discharge any liabilities, obligations or expenses other than the Assumed Liabilities.

         Section 2.6 Purchase Price.

                  (a) In consideration for the Acquired Assets and the Shares, the Purchaser shall, in addition to its assumption of the Assumed Liabilities, pay to the Sellers at the Closing $10,100,000 (the "Cash Purchase Price") in cash by wire transfer of immediately available funds to an account or accounts designated by the Sellers; provided, that the Cash Purchase Price will be reduced by $42,000 if the Sellers can not deliver to the Purchaser the assets subject to the GECC Master Lease Agreement set forth on Schedule 2.6(a).

                  (b) Upon the second business day after receipt of Schedule 2.6(b) (described below), the Purchaser will pay to the Sellers the amount of the cash balances as of the close of business on the Closing Date in the bank accounts of the Transferred Subs set forth on Schedule 2.6(b) in cash by wire transfer of immediately available funds to an account or accounts designated by the Sellers.

         Section 2.7 Good Faith Deposit. Concurrently with the execution of this Agreement, the Purchaser shall cause to be issued a letter of credit in favor of the Sellers by the Hongkong and Shanghai Banking Corporation (the "Letter of Credit") in the form attached as Exhibit A hereto for the sum of $505,000 which will satisfy the requirements for and function as a Good Faith Deposit (as described in Exhibit G hereto). In the event that (x) this Agreement is terminated or abandoned as a direct result of a material breach hereof by the Purchaser and (y) no event, circumstance or condition shall have occurred or exist which would give the Purchaser the right not to close the transactions contemplated by this Agreement, the Letter of Credit will be drawn by the Sellers according to the terms of the Letter of Credit. In the event that this Agreement is terminated or abandoned for any other reason or under any other circumstance in which the conditions set forth in clause (x) or (y) of the preceding sentence do not exist, the Letter of Credit will be terminated.

         Section 2.8 Allocation of Cash Purchase Price for Tax Purposes. Within ninety days following the Closing, the Sellers shall provide the Purchaser with a proposed allocation of the consideration paid for the Shares and the Acquired Assets pursuant to this Agreement (including the Assumed Liabilities) pursuant to Section 1060 of the Code and applicable regulations. Within thirty days following such provision, the Purchaser shall have the right to object to such proposed allocation. Within thirty days following receipt of the Purchaser's objections to the proposed allocation, the parties shall attempt to resolve in good faith any differences regarding such proposed allocation. If the Purchaser does not object to the Sellers' proposed allocation within such thirty day period or if the parties agree on a final allocation within such thirty day period (in either case, the "Allocation"), the Sellers and the Purchaser shall
(i) be bound by the Allocation for all Tax purposes; (ii) prepare and file all Tax Returns in a manner consistent with the Allocation; and (iii) take no position inconsistent with the Allocation in any Tax Return, any proceeding before any Taxing Authority or otherwise. In the event that the Allocation is disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify and consult with the other party and keep the other party apprised of material developments concerning resolution of such dispute. In the event that the parties cannot agree on the allocation of the consideration paid for the Shares and the Acquired Assets pursuant to this Agreement, each of the parties may prepare and file its Tax Returns and take any position it sees fit.

                                  ARTICLE III

                                  THE CLOSING

         Section 3.1 The Closing. Upon the terms and subject to the conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 10:00 a.m., New York time, on the first business day following the satisfaction and/or waiver of all conditions to closing set forth in Article VII (other than conditions which can be satisfied only by the delivery of certificates, opinions or other documents at the Closing), unless another date and/or place is agreed in writing by each of the parties hereto (the date of the Closing being herein referred to as the "Closing Date").

         Section 3.2 Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser (unless previously delivered), the following:

                  (a) stock certificates representing the Shares being purchased at the Closing, duly endorsed or accompanied by other duly executed instruments of transfer;

                  (b) the books, files and other records of (i) the Sellers referred to in Section 2.2(j) and (ii) the Transferred Subs;

                  (c) a duly executed bill of sale (the "Bill of Sale"), substantially in the form of Exhibit B attached hereto, transferring the Acquired Assets to the Purchaser;

                  (d) the undertaking and instrument of assumption (the "Undertaking and Instrument of Assumption ") substantially in the form of Exhibit C attached hereto, evidencing the assignment and assumption by the Purchaser of the Assumed Liabilities;

                  (e) duly executed assignments of the Intellectual Property sufficient to transfer the Intellectual Property to the Purchaser;

                  (f) all other duly executed conveyance documents reasonably necessary to transfer to the Purchaser the Acquired Assets, including assignment and assumption agreements regarding the Property Leases;

                  (g) the transition services agreement to be entered into between the Sellers and the Purchaser (the "Transition Services Agreement"), substantially in the form of Exhibit D attached hereto, duly executed by the Sellers;

                  (h) the manufacturing agreement to be entered into between the Sellers and the Purchaser (the "Manufacturing Agreement"), substantially in the form of Exhibit E attached hereto, duly executed by the Sellers;

                  (i) the trademark license agreement to be entered into between the Sellers and the Purchaser (the "License Agreement"), substantially in the form of Exhibit F attached hereto, duly executed by the Sellers;

                  (j) the Officers' Certificate referred to in Section 7.3(c);

                  (k) a certified copy of each of the Bidding Procedures Order, Sale Order, and the docket of the Bankruptcy Court evidencing the entry of the Bidding Procedures Order and the Sale Order; and

                  (l) all other previously undelivered documents required to be delivered by the Sellers to the Purchaser at or prior to the Closing Date in connection with the Acquisition.

         Section 3.3 Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Sellers (unless previously delivered), the following:

                  (a) the Cash Purchase Price (less the Good Faith Deposit) by wire transfer in immediately available funds to an account or accounts designated by the Sellers;

                  (b) the assignment and assumption agreements regarding the Property Leases duly executed by the Purchaser;

                  (c) the Transition Services Agreement, duly executed by the Purchaser;

                  (d) the Manufacturing Agreement, duly executed by the Purchaser;

                  (e) the License Agreement, duly executed by the Purchaser;

                  (f) the Officer's Certificate referred to in Section 7.2(c);
and

                  (g) all other previously undelivered documents required to be delivered by the Purchaser to the Sellers at or prior to the Closing Date in connection with the Acquisition.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Except as disclosed in the written statement delivered by the Sellers to the Purchaser at or prior to the execution of this Agreement (the "Seller Disclosure Schedule"), the Sellers represent and warrant to the Purchaser as follows

         Section 4.1 Organization. Each of the Sellers and the Transferred Subs is duly organized, validly existing and in good standing (or its equivalent) under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not be reasonably likely to have a Material Adverse Effect. The jurisdiction of incorporation or organization of each Transferred Sub is set forth on Schedule
A. Each of the Sellers and the Transferred Subs is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not be reasonably likely to have a Material Adverse Effect. The Sellers have heretofore made available to the Purchaser a complete and correct copy of the organizational documents of each Seller and Transferred Sub, as in effect on the date hereof.

         Section 4.2 Capitalization of Transferred Subs. The authorized and outstanding equity interests of each Transferred Sub are as set forth on Schedule A. All of the equity interests of each Transferred Sub are owned beneficially and of record as set forth on Schedule A. There are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating a Transferred Sub to issue, transfer or sell any equity interests in such Transferred Sub or securities convertible into or exchangeable for such equity interests, (ii) contractual obligations of a Transferred Sub to repurchase, redeem or otherwise acquire any equity interests in such Transferred Sub or (iii) voting trusts or similar agreements to which a Transferred Sub is a party with respect to the voting of equity interests in such Transferred Sub. Other than as set forth on Schedule A, none of the Transferred Subs holds any equity interest in any other entity.

         Section 4.3 Authority Relative to this Agreement. Subject to the entry of the Sale Order, the Sellers have the corporate power and authority to enter into this Agreement and each Ancillary Agreement and to carry out their obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and each Ancillary Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by the Sellers, and upon the entry of the Sale Order (assuming this Agreement constitutes a valid and binding obligation of the Purchaser), will constitute a valid and binding agreement of the Sellers, enforceable against the Sellers in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles. At the Closing, each Ancillary Agreement executed and delivered by the Sellers will have been duly and validly executed and delivered by the Sellers and upon the entry of the Sale Order (assuming each such Ancillary Agreement constitutes a valid and binding obligation of the Purchaser or its permitted designee), each such Ancillary Agreement will constitute a valid and binding agreement of the Sellers, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

         Section 4.4 Consents and Approvals. Upon the entry of the Sale Order, no consent, approval, or authorization of, or declaration, filing, or registration with, any Governmental Entity will be required to be made or obtained by the Sellers in connection with the execution, delivery, and performance of this Agreement and the consummation of the Acquisition, except for (a) consents, approvals, or authorizations of, or declarations or filings with, the Bankruptcy Court, (b) consents, approvals, authorizations, declarations, filings or registrations already obtained or made and (c) consents, approvals, authorizations, declarations, filings or registrations, which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 4.4, upon the entry of the Sale Order, no consent, approval, waiver or authorization of any Person (other than a Governmental Entity) will be required in connection with the execution, delivery, and performance of this Agreement and the consummation of the Acquisition, other than those already obtained and those, which, if not obtained, could not be reasonably likely to have a Material Adverse Effect.

         Section 4.5 No Violations. Assuming that the consents, approvals, authorizations, declarations, filings and registrations referred to in Section
4.4 have been obtained or made and shall remain in full force and effect and the conditions set forth in Article VII shall have been satisfied or waived, at the Closing, neither the execution, delivery or performance of this Agreement and the Ancillary Agreements by the Sellers, nor the consummation by the Sellers of the transactions contemplated hereby, nor compliance by the Sellers with any of the provisions hereof will (a) conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws or similar organizational documents of each of the Sellers, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under any of the terms, conditions or provisions of any contract, agreement or arrangement that is included as an Acquired Asset or any material note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which one of the Transferred Subs is a party or by which the Sellers' properties or assets related to the Business may be bound or affected or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Sellers, the Transferred Subs or the Acquired Assets, except in the case of clause (b) or (c) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations that would not be reasonably likely to have a Material Adverse Effect.

         Section 4.6 Books and Records. The books, records and accounts of the Sellers maintained with respect to the Business accurately and fairly reflect, in reasonable detail, the assets and liabilities of the Sellers and the Transferred Subs with respect to the Business. The Sellers have not engaged in any material transactions with respect to the Business, maintained any bank account for the Business or used any material funds of the Sellers or any Transferred Sub in the conduct of the Business, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Sellers.

         Section 4.7 Title to Property. Upon the entry of the Sale Order, at the Closing, the Sellers will have the power and right to sell, or assign, transfer and deliver, as the case may be, to the Purchaser the Shares and the Acquired Assets and on the Closing Date will sell, assign, transfer and deliver the Shares and the Acquired Assets free and clear of all liens, claims, encumbrances and security interests, other than Permitted Exceptions.

         Section 4.8 Property Leases. Upon the entry of the Sale Order, the Sellers will transfer and assign the Property Leases, set forth on Schedule 2.2(g)(ii), free and clear of all liens, claims, encumbrances and security interests other than Permitted Exceptions. Schedule 2.2(g)(ii) identifies instruments through which the Sellers derive their leasehold interest in the Property Leases (including all amendments thereto). Complete and correct copies of the Property Leases have been delivered to, or made available for inspection by, the Purchaser, and none of the Property Leases have been modified in any material respect except to the extent that such modifications are disclosed by the copies delivered to or made available for inspection by the Purchaser.

         Section 4.9 Brokers. No person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Sellers in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers.

         Section 4.10 Ability to Conduct Business. The (i) Acquired Assets and
(ii) tangible and intangible assets currently leased or owned by the Transferred Subs, taken together, constitute substantially all of the tangible and intangible assets that are required to conduct the Business as of the date hereof (it being understood and agreed that nothing set forth in this Section
4.10 constitutes a representation or warranty that the Business can or will be operated at the existing performance levels following the Closing Date) or are otherwise used exclusively in the Business.

         Section 4.11 No Other Representations or Warranties. EXCEPT AS SPECIFICALLY AND EXPRESSLY SET FORTH IN THIS ARTICLE IV, (I) THE SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, RELATING TO THE ACQUIRED ASSETS, THE TRANSFERRED SUBS, THE ASSUMED LIABILITIES OR THE BUSINESS, INCLUDING , WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO VALUE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FOR ORDINARY PURPOSES, OR ANY OTHER MATTER, (II) THE SELLERS MAKE NO, AND HEREBY DISCLAIM ANY, OTHER REPRESENTATION OR WARRANTY REGARDING THE ACQUIRED ASSETS,

THE TRANSFERRED SUBS, THE ASSUMED LIABILITIES OR THE BUSINESS AND (III) THE ACQUIRED ASSETS, THE TRANSFERRED SUBS, THE ASSUMED LIABILITIES AND THE BUSINESS BEING TRANSFERRED TO THE PURCHASER ARE CONVEYED ON AN "AS IS, WHERE IS" BASIS AS OF THE CLOSING, AND THE PURCHASER SHALL RELY UPON ITS OWN EXAMINATION THEREOF. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLERS MAKE NO REPRESENTATION OR WARRANTY REGARDING ANY ASSETS OTHER THAN THE ACQUIRED ASSETS OR ANY LIABILITIES OTHER THAN THE ASSUMED LIABILITIES OR ANY BUSINESS OTHER THAN THE BUSINESS, AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.


                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Sellers as follows:

         Section 5.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Purchaser is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary.

         Section 5.2 Authority Relative to this Agreement. The Purchaser has the corporate power and authority to enter into this Agreement and the Ancillary Agreements and to carry out its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and each of the Ancillary Agreements by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by the Purchaser. At the Closing, each of the Ancillary Agreements will be duly and validly executed and delivered by the Purchaser. Assuming this Agreement constitutes a valid and binding obligation of the Sellers, this Agreement constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, and upon the Closing (assuming each of the Ancillary Agreements will constitute a valid and binding obligation of the Sellers) each of the Ancillary Agreements will constitute a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, in each case subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

         Section 5.3 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by the Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         Section 5.4 No Violations. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby, nor compliance by the Purchaser with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws, or similar organizational documents, of the Purchaser,
(b) result in a violation or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension, or revocation) under any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or the Purchaser's properties or assets may be bound or affected or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or the Purchaser's properties or assets, except in the case of clause (b) or (c) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations that would not individually or in the aggregate have a material adverse effect on the Purchaser or materially impair its ability to consummate the transactions contemplated hereby.

         Section 5.5 Brokers. No person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Purchaser in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

         Section 5.6 Financing. As of the date hereof, the Purchaser has sufficient funds available to deliver the Cash Purchase Price to the Sellers and consummate the transactions contemplated by this Agreement. On the Closing Date, the Purchaser will have sufficient funds available to deliver the Cash Purchase Price (less the Good Faith Deposit) to the Sellers and consummate the transactions contemplated by this Agreement. Upon the consummation of the Acquisition, (i) the Purchaser will not be insolvent, (ii) the Purchaser will not be left with unreasonably small capital, (iii) the Purchaser will not have incurred debts beyond its ability to pay such debts as they mature and (iv) the capital of the Purchaser will not be impaired.


                                   ARTICLE VI

                                    COVENANTS

         Section 6.1 Interim Operations of the Business. Subject to any obligations as a debtor or debtor-in-possession under the Bankruptcy Code, or order of the Bankruptcy Court or other court of competent jurisdiction, the Sellers shall use their reasonable best efforts to ensure that, and the Sellers covenant and agree that, after the date hereof and prior to the Closing Date, except (i) as expressly provided in this Agreement, the Bankruptcy Code, Applicable Law or any contract to which the Sellers are bound,
(ii) as disclosed in the Seller Disclosure Schedule, (iii) with the prior written consent of the Purchaser, or (iv) as otherwise approved by the Bankruptcy Court:

                  (a) the Business shall be conducted substantially in the same manner as heretofore conducted and only in the ordinary course;

                  (b) no Transferred Sub shall: (i) amend its certificate of incorporation or by-laws or similar organizational documents, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock, or securities convertible into or exchangeable for any shares of any class or series of its capital stock, (iii) declare or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, (iv) split, combine or reclassify any shares of any class or series of its capital stock, or (v) redeem, purchase or otherwise acquire, directly or indirectly, any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

                  (c) no Seller, with respect to the Business, nor any Transferred Sub, shall: (i) incur or assume any long-term debt or (ii) assume or guarantee the obligations of any other Person, except in the ordinary course of business;

                  (d) no Seller, with respect to the Business, nor any Transferred Sub, shall make any material change in the compensation payable, or to become payable, to any Offered Employees or any employees of the Transferred Subs (other than normal recurring increases in the ordinary course of business or pursuant to plans, programs or agreements existing on the date hereof);

                  (e) no Seller nor any Transferred Sub shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

                  (f) no Seller nor any Transferred Sub shall take, or agree to or commit to take, any action that would result in any of the conditions to the Closing set forth in Article VII not being satisfied in all material respects, or that would materially impair the ability of the Purchaser or the Sellers to consummate the Closing in accordance with the terms hereof or materially delay such consummation;

                  (g) no Seller nor any Transferred Sub shall enter into any agreement to do any of the foregoing;

                  (h) no Seller nor any Transferred Sub shall change in any respect its accounting policies, methods or procedures (other than as required to comply with new accounting standards);

                  (i) accounts payable shall be paid to creditors of the Business on a basis consistent with current practices (not to exceed an average of forty-five days); and

                  (j) no Seller nor any Transferred Sub shall factor the receivables of the Business except in a manner consistent with past practices of the Business.

         Section 6.2 Access; Confidentiality.

                  (a) Subject to any Applicable Laws and the reasonable requirements of the Sellers to protect competitively sensitive information, the Sellers shall afford to the Purchaser and to the Purchaser's financial advisors, legal counsel, accountants, consultants, financing sources and other authorized representatives reasonable access during normal business hours throughout the period prior to the Closing Date to the books, records, properties and personnel of the Sellers relating to the Business and the Transferred Subs and, during such period, shall furnish reasonably promptly to the Purchaser such information as the Purchaser reasonably may request.

                  (b) Any information regarding the Business, the Transferred Subs or the Acquired Assets heretofore or hereafter obtained from the Sellers by the Purchaser or its representatives shall be subject to the terms of the Confidentiality Agreement, and such information shall be held by the Purchaser and its representatives in accordance with the terms of the Confidentiality Agreement.

         Section 6.3 Bankruptcy Actions. (a) The Sellers have previously filed with the Bankruptcy Court a motion, together with supporting papers, notices and a proposed order or orders (i) seeking the Bankruptcy Court's approval of bidding procedures as set forth in Exhibit G hereto (the "Bidding Procedures") to be employed with respect to the proposed Acquisition (the "Bidding Procedures Order"), and (ii) seeking the Bankruptcy Court's approval of the Acquisition, the Sellers' performance of its obligations as contemplated under this Agreement, the assumption and assignment of the Acquired Assets and the Sellers' retention of the Retained Assets and Retained Liabilities (the "Sale Order"). On December 13, 2001, the Bankruptcy Court entered the Bidding Procedures Order.

                  (b) The Sellers shall use their reasonable best efforts to obtain, subject to the provisions of the Bidding Procedures Order, entry of the Sale Order.

                  (c) The Sellers shall use their reasonable best efforts to provide the Purchaser with copies of all motions, applications, and supporting papers prepared by the Sellers (including forms of orders and notice to interested parties) relating to the transactions contemplated by this Agreement prior to the filing thereof in the Bankruptcy Court if reasonably practicable.

         Section 6.4 Reasonable Best Efforts.

                  (a) Subject to the terms and conditions of this Agreement and Applicable Law, the Sellers and the Purchaser shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Without limiting the foregoing, the parties shall take all necessary actions to (i) obtain all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with and applications and submissions to, any Governmental Entity or other Person necessary in connection with the consummation of the transactions contemplated by this Agreement as soon as reasonably practicable; (ii) provide all such information concerning such party as may be necessary or reasonably requested in connection with any of the foregoing; (iii) avoid the entry of, or have vacated or terminated, any injunction, decree, order, or judgment that would restrain, prevent, or delay the consummation of the transactions contemplated hereby, including but not limited to defending through litigation on the merits any claim asserted in any court by any Person; and (iv) take any and all reasonable steps necessary to avoid or eliminate every impediment under any antitrust, competition, or trade regulation law that is asserted by any Governmental Entity with respect to the transactions contemplated hereby so as to enable the consummation of such transactions to occur as expeditiously as possible.

                  (b) The Sellers and the Purchaser shall keep each other reasonably informed as to the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by either of the Sellers or the Purchaser or by any of their Affiliates, from any Third Party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

                  (c) Notwithstanding the foregoing or any other covenant herein contained, nothing in this Agreement shall be deemed to require the Purchaser to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a material adverse effect on the Purchaser and its subsidiaries, taken as a whole, after giving effect to the Acquisition.

                  (d) The obligations of each of the Sellers and the Purchaser pursuant to this Section 6.4 shall be subject to any orders entered or approvals or authorizations granted by the Bankruptcy Court and the Bankruptcy Code.

         Section 6.5 Employee Matters.

                  (a) No later than ten business days prior to the Closing Date, the Purchaser shall make an offer of employment (the "Employment Offer") to each employee of the Sellers whose name is set forth on Schedule 6.5 (the "Offered Employees") on terms and conditions (including, but not limited to salary or wages and incentive opportunities) that are in the aggregate no less favorable than those provided by the Sellers on the date hereof. Each Employment Offer shall provide that the Offered Employee may only accept the offer of employment on or prior to the Closing Date and that such offer of employment shall take effect on the Closing Date. Offered Employees who accept employment with the Purchaser are referred to herein as ("Transferred Employees"). The Purchaser agrees that it will not, for a period of one year following the Closing Date, employ any Offered Employee who does not accept the Purchaser's offer of employment. Notwithstanding the generality of the foregoing, the Purchaser hereby agrees that, with respect to Offered Employees and Transferred Employees, in either case employed by Warner's U.K., it shall comply in all respects with the Transfer of Undertakings (Protection of Employment) Regulations 1981.

                  (b) Notwithstanding the generality of the foregoing Section 6.5(a), the Purchaser agrees that the Employment Offer made by the Purchaser pursuant to Section 6.5(a) to the Offered Employees who are employed as of the date hereof by Warnaco HK and whose employment contracts are governed by the laws of the Hong Kong Special Administrative Region ("HKSAR") (the "HK Offered Employees") shall be deemed to be offers to re-engage the HK Offered Employees under new contracts of employment within the meaning of Section 31J of the Employment Ordinance, Cap. 57 of the laws of the HKSAR. The Purchaser agrees that the terms and conditions of employment set forth in the Employment Offer made to the HK Offered Employees shall remain effective for a period of not less than three months following the Closing Date. With respect to HK Offered Employees, the Purchaser shall stipulate in the applicable Employment Offer that it shall be a condition of employment by the Purchaser that each HK Offered Employee who wishes to accept the Purchaser's offer of employment will, concurrent with the signing of the employment contracts with Purchaser, deliver to the Purchaser a signed acknowledgment in the form of Exhibit H (an "HK Employee Acknowledgment"). Within ten business days following the Closing Date, Purchaser shall deliver to Warnaco HK all signed originals of the HK Employee Acknowledgments that it has received. The Purchaser shall indemnify and hold harmless the Sellers and each of their respective Affiliates, directors, officers, employees and agents from and against all losses arising from claims made by any Transferred Employee currently employed by Warnaco HK (an "HK Transferred Employee") against Warnaco HK for constructive discharge on the basis that the terms of employment offered to such HK Transferred Employee by the Purchaser are not sufficient to prevent such HK Transferred Employee from being able to claim severance payment from Warnaco HK due to termination of such HK Transferred Employee's employment with Warnaco HK.

                  (c) The Purchaser shall as of the Closing Date assume and thereafter pay, perform or otherwise discharge, and the Purchaser shall indemnify and hold harmless the Sellers against, any liabilities or obligations relating to severance or long service entitlements due to, and be liable for any severance, long service and related termination costs (including but not limited to any notice or severance or long service pay mandated by applicable law and accrued but unpaid vacation benefits) of, any Transferred Employee who is terminated following the Closing Date.

                  (d) The Sellers shall remain liable for all liabilities and obligations relating to severance payments calculated up to the Closing Date due to the Offered Employees (i) whose employment with the Sellers is terminated on the Closing Date and (ii) who do not accept the Employment Offers on or prior to the Closing Date. Notwithstanding the foregoing, the Purchaser shall be responsible for all liabilities and obligations relating to severance payments due to the HK Transferred Employees.

                  (e) Effective as of the Closing Date, the Offered Employees and employees of the Transferred Subs shall cease participation in all Seller Plans and the Sellers and their Affiliates shall cease making contributions to Seller Plans with respect to such employees. Effective as of the Closing Date, the Transferred Employees and employees of the Transferred Subs shall commence participation in all Purchaser Plans and the Purchaser shall, or shall cause its Affiliates to, make contributions as required under such Plans with respect to the Transferred Employees and employees of the Transferred Subs. The Purchaser shall recognize and give credit for all service by each Transferred Employee and employee of the Transferred Subs, in each case, with the Sellers and the Transferred Subs or any predecessor or Affiliate of the Sellers and the Transferred Subs, as the case may be, for purposes of eligibility, vesting and benefit accrual under the Purchaser Plans and any policies of Purchaser or any of its Affiliates relating to severance, vacation pay, sick leave, short-term disability and personal or family leave, except to the extent such credit would result in the duplication of benefits. Purchaser shall use its best efforts, and shall use its best efforts to cause the Purchaser Plans to, waive all pre-existing condition limitations and waiting periods with respect to such employees to the extent such limitations and waiting periods have been satisfied under analogous Sellers Plans. The Purchaser shall credit the Transferred Employees and the employees of the Transferred Subs with any amounts paid prior to the Closing Date under any Seller Plan with respect to the satisfaction of any applicable deductible amounts and co-payment minimums under any analogous Purchaser Plan.

                  (f) (i) As soon as practicable after the Closing Date, and in any event effective as of the Closing Date, the Purchaser shall, or shall cause an Affiliate to, establish a defined benefit pension plan and trust intended to qualify under IRC Sections 401(a) and 501(a) ("Purchaser Pension Plan"). Upon receipt by Warnaco Inc. of written evidence of the adoption of Purchaser Pension Plan and related trust and either (A) the receipt by Warnaco Inc. of a copy of a favorable determination letter issued by the IRS with respect to Purchaser Pension Plan or (B) an opinion, reasonably satisfactory to Warnaco Inc.'s counsel, of the Purchaser's counsel to the effect that the terms of the Purchaser Pension Plan and its related trust qualify under IRC Sections 401(a) and 501(a), Warnaco Inc. shall direct the trustee of the Employee Retirement Plan of Warnaco Inc. (the "Warnaco Pension Plan") to transfer from the trust under the Warnaco Pension Plan, in accordance with IRC Section 414(l), to the trust under the Purchaser Pension Plan, an amount in cash or other assets as agreed upon by the Purchaser and Warnaco Inc. (or any combination thereof as agreed upon by the Purchaser and Warnaco) equal to the Accrued Liability (defined below), which shall be equal to the present value of all accrued benefits, including all ancillary benefits, under the Warnaco Pension Plan as of the Closing Date, in respect of Transferred Employees who are participants in the Warnaco Pension as of the Closing Date (the "Warnaco Pension Employees"), plus the amount of the pro rata share of actual investment earnings or losses allocable to the Warnaco Pension Employees attributable to the period from the Closing Date to the date of transfer, less the amount of any benefit payments made to Warnaco Pension Employees from the Closing Date to the date of transfer and reasonable administrative costs and expenses during such period (the "Transfer Amount").

         For purposes of this Section 6.5(f), "Accrued Liability" shall mean, with respect to the Warnaco Pension Plan, the present value of the accrued benefit of each Warnaco Pension Employee in the Warnaco Pension Plan, determined on a termination basis using the interest factors specified by the PBGC as in effect as of the Closing Date for an immediate or deferred annuity as appropriate for each such person and using the other methods and factors specified in the PBGC's regulations for the valuation of accrued benefits upon a plan termination including, but limited to, the expected retirement age and expense load assumptions and the 1983 Annuity Mortality Table. The Accrued Liability shall be determined by an enrolled actuary designated by Warnaco Inc. and Warnaco Inc. shall provide any actuary designated by the Purchaser with such information as is reasonably necessary to review the calculations of the Accrued Liability in all material respects. If the Purchaser's actuary disagrees with the calculations performed by Warnaco Inc.'s actuary, a third actuary chosen by the Warnaco Inc.'s actuary and the Purchaser's actuary, whose expenses shall be shared equally by the Purchaser and Warnaco Inc., shall be retained and its determination of the Transfer Amount shall be binding on the parties.

         (ii) In accordance with the provisions of this Section 6.5(f), effective as of the date of the transfer of assets described in subparagraph (i) above, the Purchaser shall cause the Purchaser Pension Plan to accept all liabilities for benefits under the Warnaco Pension Plan, whether or not vested, that would have been paid or payable (but for the transfer of assets and liabilities pursuant to this Section 6.5(f)) to or with respect to the Warnaco Pension Employees, including but not limited to all liabilities for "Section 411(d)(6) protected benefits" (as defined under IRC Section 411(d)(6)) that have accrued under the Warnaco Pension Plan as of the Closing Date. Except as may otherwise be permitted by applicable law, the Purchaser shall not, and shall not permit any Affiliate to, amend the Purchaser Pension Plan, or permit the Purchaser Pension Plan to be amended so as to eliminate any benefit, whether or not vested, with respect to which liabilities are transferred pursuant to the provisions of this subsection (ii), including but limited to any such benefit that is a Section 411(d)(6) protected benefit or to decrease the accrued benefit as of the Closing Date of any Warnaco Pension Employee.

         (iii) The Purchaser and Warnaco Inc. shall provide each other with such records and information as may be necessary or appropriate to carry out their obligations under this Section 6.5(f) or for the purposes of administration of the Purchaser Pension Plan, and they shall cooperate in the filing of all documents required by the transfer of assets and liabilities described herein.

         (iv) Warnaco Inc. will provide the Purchaser with copies of such personnel and other records of Warnaco Inc. pertaining to the Warnaco Pension Employees and such records of any agent or representative of Warnaco Inc. pertaining to the Warnaco Pension Employees and such records of any agent or representative of Warnaco Inc., in each case pertaining to the Warnaco Pension Plan and as the Purchaser may reasonably request in order to administer and manage the accounts and assets transferred to the Purchaser Pension Plan. Upon such transfer, the Purchaser Pension Plan shall assume all liabilities and obligations whatsoever with respect to all amounts transferred from the Warnaco Pension Plan to the Purchaser Pension Plan in respect of the Warnaco Pension Employees and each of Warnaco Inc. and its affiliates and the Warnaco Pension Plan shall be relieved of all such liabilities and obligations.

                  (g) (i) The Purchaser's existing defined contribution plan, or the defined contribution plan of an Affiliate of the Purchaser (the "Purchaser Savings Plan") either (A) currently provides for the receipt from Transferred Employees of "eligible rollover distributions" (as defined under IRC Section
402) or (B) shall be amended as soon as practicable following the Closing Date to provide for the receipt from the Transferred Employees of eligible rollover distributions. As soon as practicable following the Closing Date, (x) the Purchaser shall provide Warnaco Inc. with such documents and other information as Warnaco Inc. shall reasonably request to assure itself that the Purchaser Savings Plan provides for the receipt of eligible rollover distributions and (y) Warnaco Inc. shall provide the Purchaser with such documents and other information as the Purchaser shall reasonably request to assure itself that the accounts of the Transferred Employees under the Warnaco Group Inc. Employee Savings Plan (the "Warnaco Savings Plan"), if distributed to such Transferred Employees, would be eligible rollover distributions. Each Transferred Employee who is a participant in the Warnaco Savings Plan shall be given the opportunity to receive a distribution of his or her account balance and shall be given the opportunity to elect to "roll over" such account balance to the Purchaser Savings Plan, subject to and in accordance with the provisions of such Plans and applicable law.

         (ii) Warnaco Inc. will provide the Purchaser with copies of such personnel and other records of Warnaco Inc. pertaining to the Transferred Employees and such records of any agent or representative of Warnaco Inc. pertaining to the Transferred Employees and such records of any agent or representative of Warnaco Inc., in each case pertaining to the Warnaco Savings Plan and as the Purchaser may reasonably request in order to administer and manage the accounts and assets transferred to the Purchaser Savings Plan. Upon such transfer, the Purchaser Savings Plan shall assume all liabilities and obligations whatsoever with respect to all amounts transferred from the Warnaco Savings Plan to the Purchaser Savings Plan in respect of the Transferred Employees and each of Warnaco Inc. and its Affiliates and the Warnaco Savings Plan shall be relieved of all such liabilities and obligations. The Purchaser and Warnaco Inc. shall cooperate in the filing of documents required by the transfer of assets and liabilities described therein.

                  (h) The Purchaser shall indemnify and hold the Sellers and each of their respective subsidiaries and Affiliates, directors, officers, employees and agents harmless from and against any and all claims, losses, damages, expenses, obligations and liabilities (including, but not limited to, costs of collection, attorneys' fees and other costs of defense) which the Sellers or their subsidiaries or Affiliates, directors, officers, employees and agents may incur in connection with any suit or claim or violation brought against the Sellers or their subsidiaries or Affiliates under any national, multi-national, state or local law, common law, statute, rule or regulation, including, but not limited to, the WARN Act or COBRA, which relates to actions taken or omissions by the Purchaser or any of its Affiliates on or after the Closing Date with regard to the employment, discharge or layoff of any Offered Employees or the employees of the Transferred Subs.

         Section 6.6 No Implied Representations or Warranties; Due Diligence.

                  (a) The Purchaser hereby acknowledges and agrees that the Sellers are not making any representation or warranty whatsoever, express or implied, except those representations and warranties of the Sellers explicitly set forth in this Agreement or in any certificate contemplated hereby and delivered by the Sellers in connection herewith.

                  Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the Sellers in Article IV hereof, the Sellers make no representation or warranty to the Purchaser with respect to:

                           (i) any projections, estimates or budgets heretofore delivered to or made available to the Purchaser of future revenues, expenses or expenditures or future results of operations; or

                           (ii) except as expressly covered by a representation or warranty contained in Article IV hereof, any other information or documents (financial or otherwise) made available to the Purchaser or its counsel, accountants or advisers with respect to the Business.

                  (b) The Purchaser acknowledges that: (i) it has had the opportunity to visit with the Sellers and the Transferred Subs and meet with their respective officers and other representatives to discuss the Business and the assets, liabilities, financial condition, cash flow and operations of the Business and the Transferred Subs; and (ii) all materials and information requested by the Purchaser to date have been provided to the Purchaser's reasonable satisfaction.

         Section 6.7 Books and Records. For a period of seven (7) years after the Closing Date (or such longer period as may be required by any Governmental Entity or legal proceeding):

                  (a) the Purchaser shall not dispose of or destroy any of the business records and files of the Business transferred to it hereunder; and

                  (b) the Purchaser shall allow the Sellers and any of their directors, officers, employees, counsel, representatives, accountants and auditors access to the Transferred Employees and employees of the Transferred Subs and other employees of the Purchaser or its subsidiaries engaged in the operation of the Business and all business records and files of the Sellers, the Transferred Subs or the Business that are transferred to it in connection herewith, which are reasonably required by the Sellers for purposes related to the Bankruptcy Case, tax matters and other reasonable business purposes, during regular business hours and upon reasonable notice, and the Sellers shall have the right to make copies of any such records and files.

         Section 6.8 Publicity. The initial press release with respect to the execution of this Agreement shall be a press release of the Sellers reasonably acceptable to, and approved prior to dissemination thereof by, the Purchaser. Thereafter, until the Closing, or the date the Acquisition is terminated or abandoned pursuant to Article VIII, neither the Sellers nor the Purchaser, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Acquisition without prior consultation with the other party, except as may be required by law, by an order of the Bankruptcy Court, or by any listing agreement with a national securities exchange or trading market.

         Section 6.9 Tax Matters.

                  (a) Transfer Taxes. The Sellers and the Purchaser will use reasonable efforts and cooperate in good faith to exempt the sale, conveyance, assignments, transfers and deliveries to be made to the Purchaser hereunder from any sales, use, transfer, documentary, registration, recording and other similar Taxes (collectively, "Transfer Taxes") payable in connection with such sale, conveyance, assignments, transfers and deliveries, to the extent provided by
Section 1146(c) of the Bankruptcy Code. In the event that any Transfer Taxes are assessed or are required to be paid to secure the admissibility for any legal purpose of an instrument with respect to such sale, conveyance, assignments, transfers or deliveries, such Transfer Taxes shall be paid by the Purchaser.

                  (b) Assistance and Cooperation. The Purchaser and the Sellers shall furnish, or cause their Affiliates to furnish, to each other, upon request, as promptly as practicable, such information and assistance relating to the Transferred Subs, the Acquired Assets or the Business (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. The Purchaser and the Sellers shall cooperate, and cause their Affiliates to cooperate, with each other in the conduct of any audit or other proceeding related to Taxes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.9(b). The Purchaser and the Sellers shall provide, or cause their Affiliates to provide, timely notice to each other in writing of any pending or threatened Tax audits, assessments or litigation with respect to the Transferred Subs, the Acquired Assets or the Business for any taxable period for which the other party may have liability under this Agreement. The Purchaser and the Sellers shall furnish, or cause their respective Affiliates to furnish, to each other copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any taxable period for which the other or its Affiliates may have liability under this Agreement.

         Section 6.10 Disclosure Supplements. The Sellers may from time to time prior to or on the Closing Date by notice in accordance with this Agreement supplement or amend the Seller Disclosure Schedule, including one or more supplements or amendments to correct any matter that would otherwise constitute a breach of any representation, warranty or covenant contained herein. Notwithstanding any other provision hereof to the contrary, the Seller Disclosure Schedule and the representations and warranties made, the Seller Disclosure Schedule shall be deemed for all purposes to include and reflect such supplements and amendments as of the date hereof and at all times thereafter, including the Closing Date.

         Section 6.11 Bulk Sale. Each of the parties to this Agreement hereby waives compliance with any bulk sales or bulk transfer laws that are applicable in respect of the transactions contemplated by this Agreement.

         Section 6.12 Warnaco Trademarks, Logos and Names. It is expressly agreed that (a) the Purchaser and its Affiliates are not purchasing, acquiring or otherwise obtaining, and will not be entitled to retain following the Closing Date, (i) any right, title or interest in any Trademarks, logos or names employing the name "Warnaco" or any part or variation of such name or anything confusingly similar thereto, including but not limited to the corporate logo of Warnaco, and (ii) any right, title or interest in any Trademarks, logos or names used by Warnaco not transferred pursuant to this Agreement, and (b) neither the Purchaser nor its Affiliates shall make any use of such rights from and after the Closing. Every board displaying the Warnaco name or the Warnaco corporate logo shall be removed from the offices, sites and factories transferred to the Purchaser by virtue of the Acquisition within one month from the Closing Date.

         Section 6.13 Insurance. To the extent a Transferred Sub is insured via the Sellers' group insurance coverage, the Purchaser shall ensure that the new insurance coverage of such Transferred Sub as at the Closing Date provides adequate coverage for any insured risk originating prior to the Closing Date, but for which a claim is made after the Closing Date.

         Section 6.14 Letters of Credit.

                  (a) Prior to the Closing Date, the Purchaser shall cause to be issued a letter of credit in favor of the Sellers (the "Purchaser LC") in a form satisfactory to the Sellers and in an amount equal to the aggregate amount of the outstanding letters of credit which the Sellers or their Affiliates have issued on behalf of the Business for the purpose of sourcing raw materials for the Business from Third Party vendors (the "GJM LCs").

                  (b) Following the consummation of the Acquisition, as amounts are drawn on the GJM LCs by Third Party vendors for raw materials purchased for the Business or a successor entity, the Purchaser shall immediately reimburse the Sellers therefor as well as for any fees or expenses incurred by the Sellers relating thereto. In the event that the Purchaser fails to reimburse the Sellers pursuant to this paragraph (b), then the Sellers shall have a right to draw such amounts under the Purchaser LC.

                  (c) On the 20th business day following the consummation of the Acquisition and on every 20th business day following such date (each such date being an "Adjustment Date"), the amount outstanding under the Purchaser LC shall be decreased by an amount equal to the amount the Sellers have been reimbursed since, in the case of the first

Adjustment Date, the Closing Date, and in the case of each subsequent Adjustment Date, the preceding Adjustment Date, until such time as the GJM LCs have either been (x) terminated or (y) fully drawn by Third Party vendors (but only if in such instance the Sellers have been fully reimbursed).

         Section 6.15 Cash Balances in Transferred Subs. Pursuant to Section 2.6(b), as soon as practicable after the Closing, the Sellers shall provide to the Purchaser a schedule of the cash balances in the bank accounts of the Transferred Subs set forth on Schedule 2.6(b).

         Section 6.16 Further Assurances. Each party shall cooperate with the other parties, and execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and to make all filings with and to obtain all consents, approvals or authorizations of any Governmental Entity or other regulatory authority or any other Person under any permit, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by another party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby. The obligations of each of the Purchaser and the Sellers pursuant to this Article VI shall be subject to any orders entered or approvals or authorizations granted by the Bankruptcy Court and the Bankruptcy Code.


                                  ARTICLE VII

                              CONDITIONS PRECEDENT

         Section 7.1 Conditions Precedent to Obligation of the Sellers and the Purchaser. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

                  (a) the Bankruptcy Court shall have entered the Bidding Procedures Order and the Sale Order, each of which shall have become Final Orders;

                  (b) each of the licenses, permits, authorizations and approvals set forth on Schedule 7.1(b) shall have been obtained or waived;

                  (c) no action, suit or proceeding (including any proceeding over which the Bankruptcy Court has jurisdiction under 28 U.S.C. 'SS' 157(b) and
(c)) brought by any Governmental Entity shall be pending to enjoin, restrain or prohibit the Acquisition, or that would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by this Agreement; and

                  (d) no Governmental Entity shall have issued any order, decree or ruling, and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the Acquisition.

         Section 7.2 Conditions Precedent to Obligation of the Sellers. The obligation of the Sellers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

                  (a) the Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by the Purchaser at or prior to the Closing Date;

                  (b) each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing Date as if made at and as of such date, except where the failure of such representation and warranty to be true and correct would not have a material adverse effect on the Purchaser or on the ability of the Purchaser to consummate the Acquisition;

                  (c) the Sellers shall have received from the Purchaser a certificate, dated the Closing Date, duly executed by the Chief Executive Officer or President of the Purchaser, satisfactory in form to the Sellers, to the effect of paragraphs (a) and (b) above; and

                  (d) the Sellers shall have received from the Purchaser the Purchaser LC.

         Section 7.3 Conditions Precedent to Obligation of the Purchaser. The obligation of the Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

                  (a) the Sellers shall have performed in all material respects their obligations under this Agreement required to be performed by the Sellers at or prior to the Closing Date;

                  (b) each of the representations and warranties of the Sellers contained in this Agreement shall be true and correct as of the Closing Date as if made at and as of such date, except where the failure of such representation and warranty to be true and correct would not be reasonably likely to have a Material Adverse Effect; and

                  (c) the Purchaser shall have received from each of the Sellers a certificate, dated the Closing Date, duly executed by an officer of each of the Sellers, satisfactory in form to the Purchaser, to the effect of paragraphs
(a) and (b) above.

                                  ARTICLE VIII

                                   TERMINATION


         Section 8.1 Termination. This Agreement may be terminated or abandoned at any time prior to the Closing Date:

                  (a) by the mutual written consent of the Purchaser and the Sellers;

                  (b) by either the Purchaser or the Sellers if the Bankruptcy Court or any other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the Acquisition and such order, decree, ruling or other action shall have become final and non-appealable;

                  (c) by either the Purchaser or the Sellers upon written notice given to the other party in the event that the Closing shall not have taken place on or before February 28, 2002 (the "Termination Date"), provided that the failure of the Closing to occur on or before such date is not the result of a breach of any covenant, agreement, representation or warranty hereunder by the party seeking such termination;

                  (d) by the Sellers if the Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within ten business days after the giving of written notice by the Sellers to the Purchaser specifying such breach and so that the conditions set forth in
Section 7.2(a) or Section 7.2(b) would not be satisfied at the time of such breach; and

                  (e) by the Purchaser if the Sellers shall have breached in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within ten business days after the giving of written notice by the Purchaser to the Sellers specifying such breach and so that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied at the time of such breach.

         Section 8.2 Termination for Alternative Transaction. This Agreement shall be deemed terminated upon the sale of the Business to another Qualified Bidder other than the Purchaser pursuant to the Bidding Procedures.

         Section 8.3 Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article VIII, written notice thereof shall be given as promptly as practicable to the other party to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein,
(a) there shall be no liability or obligation on the part of the Sellers, the Purchaser or their respective officers, directors and Affiliates, and all obligations of the parties shall terminate, except (i) for the obligation of the Sellers to pay a Termination Fee (as defined and in accordance with the provisions specified in Exhibit G hereto), (ii) that a party that has committed fraud or willfully breached its representations, warranties, covenants or agreements set forth in this Agreement shall be liable for damages occasioned thereby, including, without limitation, any expenses, including the reasonable fees and expenses of attorneys, accountants and other agents incurred by the other party in connection with this Agreement and the transactions contemplated hereby, and (b) all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or person to which made.

         Section 8.4 Extension; Waiver. At any time prior to the Closing, each of the parties hereto may (i) extend the time for the performance of any of the obligations or acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of the other party contained herein, or (iv) waive any condition to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                   ARTICLE IX

                               GENERAL PROVISIONS

         Section 9.1 Survival of Representations, Warranties and Agreements. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Closing Date.

         Section 9.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of five business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

                  (a) If to the Purchaser, to:

                      Luen Thai Overseas Limited
                      Offshore Group Chambers
                      5/F, Nanyang Plaza
                      57 Hung To Road
                      Kwun Tong, Kowloon

                      Hong Kong
                      Telephone:  (852) 2193-3003
                      Facsimile:  (852) 2193-3910
                      Attention:  Belinda Choi

                      with a copy to:

                      Tan Holdings Corporation
                      P.O. Box 501280
                      Lower Base
                      Saipan, MP 96950
                      Telephone:  (670) 322-2866
                      Facsimile:  (670) 322-4716
                      Attention:  General Counsel

                      and

                  (b) If to the Sellers, to:

                      Warnaco Inc.
                      90 Park Avenue
                      New York, NY 10016
                      Telephone:  (212) 661-1300
                      Facsimile: (212) 503-8536
                      Attention: General Counsel

                      with copies to:

                      Skadden, Arps, Slate, Meagher & Flom LLP
                      Four Times Square
                      New York, NY 10036
                      Telephone:  (212) 735-3000
                      Facsimile:  (212) 735-2000
                      Attention:  Alan C. Myers, Esq.

                      Sidley, Austin, Brown & Wood
                      875 Third Avenue
                      New York, NY 10022
                      Telephone:  (212) 906-2000
                      Facsimile:  (212) 906-2021
                      Attention:  Kelley A. Cornish, Esq.


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


         Section 9.3 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 9.4 Entire Agreement; Assignment. This Agreement (including the Exhibits, Schedules and the other documents and instruments referred to herein)
(a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, including, without limitation, any transaction between or among the parties hereto and (b) may not be assigned by the Sellers or by the Purchaser without the prior written consent of the other; provided, that notwithstanding anything to the contrary herein a party shall have the right to assign this Agreement to an Affiliate of such party, provided that the assigning party shall remain fully liable for all of such party's and its assignee's obligations pursuant to this Agreement. Any purported assignment in violation of this Section shall be void.

         Section 9.5 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the rules of conflict of laws of the State of New York or any other jurisdiction that would require the application of any other jurisdiction's laws. The Purchaser and the Sellers irrevocably and unconditionally consent to submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Agreement and the transactions contemplated thereby (and agree not to commence any litigation relating thereto except in the Bankruptcy Court).

         Section 9.6 Expenses. Except as provided in Section 6.9(a), whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

         Section 9.7 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

         Section 9.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party.

         Section 9.9 Severability; Validity; Parties in Interest. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.



                                            WARNACO INC.



                                            By:    /s/ Stanley P. Silverstein
                                               ---------------------------------
                                            Name:  Stanley P. Silverstein
                                            Title:  Vice President

                                            WARNER'S (U.K.) LTD.



                                            By:    /s/ Stanley P. Silverstein
                                               ---------------------------------
                                            Name:  Stanley P. Silverstein
                                            Title: Director

                                            WARNACO (HK) LTD.



                                            By:    /s/ Stanley P. Silverstein
                                               ---------------------------------
                                            Name:  Stanley P. Silverstein
                                            Title: Director and Secretary

                                            LUEN THAI OVERSEAS LIMITED



                                            By:    /s/ Henry Tan
                                               ---------------------------------
                                            Name:  Henry Tan
                                            Title:  President


                                       34